                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (Amendment No. ______________)*


                          CARRIER ACCESS CORPORATION
                          --------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)

                                  144460 10 2
                                  -----------
                                (CUSIP Number)

                                 JULY 30, 1998
                                 -------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

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-----------------------
  CUSIP NO. 144460 10 2             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Nancy Pierce
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,709,558
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             10,500,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,709,558
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          10,500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      13,921,116
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      58.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-----------------------
  CUSIP NO. 144460 10 2             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Roger L. Koenig
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,711,558
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             10,500,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,711,558
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          10,500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      13,921,116
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      58.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.

     (a)  Name of Issuer: CARRIER ACCESS CORPORATION

     (b) Address of Issuer's Principal Executive Offices: 5395 PEARL PARKWAY, BOULDER, COLORADO 80301

ITEM 2.

     (a)  Name of Person Filing: Roger L. Koenig

     (b)  Resident Address: 909 Mapleton Avenue, Boulder, Colorado  80304

     (c)  Citizenship: United States

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 144460 10 2


     (a)  Name of Person Filing: Nancy Pierce

     (b)  Resident Address: 909 Mapleton Avenue, Boulder, Colorado  80304

     (c)  Citizenship: United States

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 144460 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (S)(S)240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]   Broker or dealer registered under section 15 of the Act (15
                U.S.C. 78o).

     (b)  [_]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [_]   Insurance company as defined in section 3(a)(19) of the Act (15
                U.S.C. 78c).

     (d)  [_]   Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]   An investment advisor in accordance with (S)240.13d-
                1(b)(1)(ii)(E);

     (f)  [_]   An employee benefit plan or endowment fund in accordance with
                (S)240.13d-1(b)(1)(ii)(F);

     (g)  [_]   A parent holding company or control person in accordance with
                (S)240.13d-1(b)(1)(ii)(G);

     (h)  [_]   A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

     (i)  [_]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount of beneficially owed: 13,921,116*.
                                       -----------

     (b)  Percent of class: 58.9.
                            ----
     (c)  Number of shares as to which the person has:

     ROGER L. KOENIG

          (i)   Sole power to vote or to direct the vote  1,711,558.
                                                          ---------

          (ii)  Shared power to vote or to direct the vote  10,500,000.
                                                            ----------

          (iii) Sole power to dispose or to direct the disposition of 1,711,558.
                                                                      ---------
          (iv)  Shared power to dispose or to direct the disposition of
                10,500,000.
                ----------

   NANCY PIERCE

      (i)   Sole power to vote or to direct the vote  1,709,558.
                                                      ---------

      (ii)  Shared power to vote or to direct the vote  10,500,000.
                                                        ----------

      (iii) Sole power to dispose or to direct the disposition of  1,709,558.
                                                                   ---------
      (iv)  Shared power to dispose or to direct the disposition of  10,500,000.
                                                                     ----------


* Represents 1,711,558 shares held by Mr. Koenig, 1,709,558 shares held by Ms. Pierce and 10,500,000 shares held by KELD, LLC. Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

   If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

   N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

   N/A

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ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                         February 12, 1999
                                         --------------------------------------
                                                          Date

                                         /s/ Roger L. Koenig
                                         --------------------------------------
                                                          Signature

                                             ROGER L. KOENIG
                                         --------------------------------------
                                                          Name/Title

                                         February 12, 1999
                                         --------------------------------------
                                                          Date

                                         /s/ Nancy Pierce
                                         --------------------------------------
                                                          Signature

                                             NANCY PIERCE
                                         --------------------------------------
                                                          Name/Title

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

   ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)